Exhibit 10.33

CHAMBERS STREET PROPERTIES
2013 EQUITY INCENTIVE PLAN

FORM OF RESTRICTED SHARE UNIT AWARD AGREEMENT
This Restricted Share Unit Award Agreement (the “Agreement”) is made as of __________ (“Grant Date”), between Chambers Street Properties, a Maryland real estate investment trust (the “Company”), and [●] (“Grantee”).
WHEREAS, the Company maintains the Chambers Street Properties 2013 Equity Incentive Plan, as amended from time to time (the “Plan”) (capitalized terms used but not defined herein shall have the respective meanings ascribed thereto by the Plan);
WHEREAS, under the Plan the Company may grant awards to its employees, trustees and other persons who provide significant services to the Company;
WHEREAS, the Grantee has served as _______ of the Company and the Grantee has performed significant services for the Company; and
WHEREAS, the Compensation Committee (the “Committee”) of the Board of Trustees (the “Board”) has determined that it is in the best interests of the Company and its shareholders to grant awards that may lead to the issuance of Common Shares (the “Shares”) to the Grantee subject to the terms and conditions set forth below.
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1.Grant of Restricted Share Units. The Company grants to Grantee, and Grantee accepts from the Company, an award of [●] Restricted Share Units (the “Award”). Upon vesting pursuant to Section 2, Grantee will receive one Share for each vested Restricted Share Unit. This Award is in all respects limited and conditioned as provided in this Agreement and subject to the applicable provisions of the Plan, which are incorporated in this Agreement by reference. The Grantee hereby accepts the Award on such terms and conditions set forth herein.
2.Vesting. Subject to Sections 5 and 7, one-third of the Restricted Share Units granted will vest and become non-forfeitable upon each of the first, second and third anniversaries of the Grant Date (each a “Vesting Date”).
3.Dividends. The Company shall pay an amount in cash (or Shares, other property or any combination thereof, as applicable) into an escrow account for the benefit of Grantee, measured by the dividends and other distributions payable with respect to the number of Shares underlying the Restricted Share Units (“Dividend Equivalent Payments”) between the Grant Date and the applicable Settlement Date (as defined below). Payments shall be made from the escrow account to the Grantee, without interest, on the Settlement Date of the Restricted Share Units corresponding to the Dividend Equivalent Payment. No Dividend Equivalent Payments will be payable to Grantee or any of Grantee’s heirs, assigns, or personal representatives with respect to any Restricted Share Units that are forfeited. Any amounts in the escrow account attributable to Restricted Share Units that have been forfeited shall be returned to the Company.
4.Payment of Restricted Share Units. As soon as practicable after a Vesting Date (and in no case later that the first day of the month following the Vesting Date) (the “Settlement Date”), the Company will settle the vested Restricted Share Units by delivering to Grantee a number of Shares equal to the number of Restricted Share Units that vested on that Vesting Date. The Company will issue the Shares in book entry form, registered in Grantee’s name. Neither Grantee nor any of Grantee’s successors, heirs, assigns, or personal representatives will have any further rights or interests in any Restricted Share Units that are so paid and no further Dividend Equivalent Payments shall be made after the Settlement Date. Notwithstanding anything in this Agreement to the contrary, the Company may postpone the issuance of Shares in payment of Restricted Share Units until it is satisfied that the issuance of such shares complies with applicable law, the requirements of any securities exchange, any Company policy, or any applicable agreement between Grantee and the Company.
5.Termination of Employment.
5.1Death; Disability. If Grantee’s employment with the Company is terminated as a result of Grantee’s death or Disability, then all Restricted Share Units will vest on the date of termination and be paid to Grantee (or his or her estate) in accordance with Section 4.
5.2Other Terminations. Subject to Section 7 upon a Change in Control, unless otherwise determined by the Committee or set forth in an agreement between Grantee and the Company, if Grantee’s employment with the Company is terminated for any reason other than as described in Section 5.1, any non-vested Restricted Share Units as of the date of termination will be automatically forfeited by Grantee as of the date of termination. Neither Grantee nor any of Grantee’s heirs, assigns, or personal representatives will have any rights or interests in any forfeited Restricted Share Units.
6.Adjustments. Upon a change in capital structure, the Committee shall make adjustments and take actions in accordance with Section 15 of the Plan. The Committee's adjustments and actions, if any, in accordance with Section 15 of the Plan will be final, binding and conclusive for all purposes of the Plan and this Agreement. Any adjustments to the number of Restricted Share Units subject to this Award, whether made pursuant to this Section 6 or otherwise, will always result in a whole number, with any fractional Restricted Share Units adjusted pursuant to Section 8.5(d) of the Plan. All shares of capital stock or other securities issued with respect to any of the Shares or in substitution thereof, whether by the Company or by another issuer, shall be subject to all of the terms of this Agreement and may be forfeited to the Company under the same circumstances as the Shares with respect to, or in substitution for, which they were issued.
7.Effect of a Change in Control. If upon a Change in Control the surviving or successor entity does not replace the Restricted Share Unit with a substitute grant of the same intrinsic value (“Substitute Stock”), then any then-outstanding non-vested Restricted Share

Units will become fully vested and settled on the date of the Change in Control. If upon a Change in Control the surviving or successor entity replaces Restricted Share Units with Substitute Stock in exchange for the Restricted Share Units, the Substitute Stock shall continue to vest on the Vesting Dates in accordance with this Agreement; provided, however, that if within one (1) year after the effective date of the Change in Control Grantee’s employment with the Company is terminated without Cause, or by reason of death or Disability, then any then-outstanding non-vested Substituted Stock will become fully vested and settled on the date of termination. For avoidance of doubt, Substitute Stock can only have the same intrinsic value if it is in the form of publicly registered stock that is readily traded on a major stock exchange.
8.Restrictions on Transfer. Restricted Share Units may not be sold, assigned, hypothecated, pledged or otherwise transferred or encumbered in any manner except by will or the laws of descent and distribution.
9.Tax Withholding. The Grantee acknowledges that he or she generally will be required to recognize income for federal, state and/or local income tax purposes with respect to the payment for vested Restricted Share Units, and that such income generally will be subject to withholding of tax by the Company. No later than the date as of which an amount first becomes includible in the gross income of the Grantee for income tax purposes or subject to the Federal Insurance Contributions Act withholding with respect to the Award, the Grantee will pay to the Company or, if appropriate, any of its affiliates, or make arrangements satisfactory to the Committee regarding the payment of, any United States federal, state or local or foreign taxes of any kind required by law to be withheld with respect to such amount. The Grantee may choose to make payment of such tax withholding obligation by (a) providing a cash payment in the form of a personal check or transfer of funds by wire payable to the Company, thereby receiving the total number of vested Shares, (b) a reduction in vested Shares having a Fair Market Value equivalent to the Company’s minimum tax withholding obligation calculated by the Company at the close of business on the date on which such Shares are vested, thereby resulting in a net amount of Shares vested or issued to the Grantee, or (c) a combination of a reduction in vested Shares having a Fair Market Value equivalent to the amount calculated by the Company at the close of business on the date on which such Shares are vested plus any remaining withholding amount in a cash payment in the form of a personal check or transfer of funds by wire payable to the Company that, in the aggregate, satisfies the minimum tax withholding obligations of the Company. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company and its affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Grantee.
10.No Rights as a Shareholder. Unless and until Shares are issued in satisfaction of the Company’s obligations under the Award, in the time and manner specified above, Grantee will have no rights as a shareholder.
11.No Right to Employment. Nothing in this Agreement or in the Plan will be interpreted or construed to confer upon Grantee any right with respect to continued employment by the Company, nor will this Agreement or the Plan be deemed to interfere in any way with the right of the Company to terminate Grantee’s employment at any time and for any reason.

12.Grantee Bound by the Plan. Grantee acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions of the Plan.
13.Compliance with Law. This Agreement, the Award and the obligation of the Company to grant and/or deliver Shares hereunder shall be subject in all respects to (a) all applicable federal, state and/or local laws, rules and regulations and (b) any registration, qualification, approval or other requirement imposed by any government or regulatory agency or body which the Committee or the Board, in their discretion, determines to be necessary or applicable, including any national securities exchange.
14.Miscellaneous.
14.1.Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement will not be affected and will continue in full force in accordance with their terms.
14.2.Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND, WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAW WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF MARYLAND.
14.3.Signature in Counterparts. This Agreement may be signed in multiple counterparts, each of which will be deemed an original.
14.4.Successors in Interest. This Agreement will inure to the benefit of and be binding on Grantee and his or her heirs, permitted assigns and permitted representatives, and on the Company and any successor to the Company.
14.5.Modifications. This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by Grantee and the Company. No waiver by either party of any obligation to be performed by the other party under this Agreement on a particular occasion will be deemed a waiver of that obligation on any subsequent occasion or a waiver of any other obligation.
14.6.Waiver. The failure of the Grantee or the Company to insist upon strict compliance with any provision of this Agreement, or to assert any right the Grantee or the Company, respectively, may have under this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
14.7.Notices. All notices hereunder shall be in writing, and if to the Company or the Committee, shall be delivered to the board or mailed to its principal office, addressed to the attention of the Board; and if to the Grantee, shall be delivered personally, sent by facsimile transmission or mailed to the Grantee at the address appearing in the records of the Company. Such address may be changed at any time by written notice to the other party given in accordance with this Section 14.7.

14.8.Supremacy. Subject to the third sentence of this Section 14.8, this Agreement and the Plan contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, with respect thereto. In the event of any inconsistency between this Agreement and the Plan, this Agreement shall govern. In the event of any inconsistency between this Agreement and any employment or severance agreement between the Company and the Grantee, such employment or severance agreement shall govern.
14.9.Interpretation and Administration by Committee. The Committee may make such rules and regulations and establish such procedures for the administration of this Agreement, as it deems appropriate. Without limiting the generality of the foregoing, the Committee may interpret the Plan and this Agreement, with such interpretations to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law, and take any other actions and make any other determinations or decisions that it deems necessary or appropriate in connection with the Plan, this Agreement or the administration or interpretation thereof. In the event of any dispute or disagreement as to interpretation of the Plan or this Agreement or of any rule, regulation or procedure, or as to any question, right or obligation arising from or related to the Plan or this Agreement, the decision of the Committee, shall be final and binding upon all persons.
14.10.Sections and Other Headings. The section and other headings in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement.
14.11.Clawback. Notwithstanding any provisions of this Agreement to the contrary, to the extent required by (i) applicable law, including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and/or (ii) any policy that may be adopted by the Company, the Shares and cash paid or payable pursuant to this Agreement shall be subject to clawback to the extent necessary to comply with such law(s) or policy, which clawback may include forfeiture of the Shares and/or repayment of amounts paid or payable pursuant to this Agreement.
14.12.Unfunded Promise. Grantee’s rights hereunder are an unfunded, unsecured promise of the Company to issue Shares and pay amounts under Section 3 hereof.
14.13.Section 409A. If it is determined that all or a portion of the Award constitutes deferred compensation for purposes of Section 409A, and if Grantee is a "specified employee," as defined in Section 409A(a)(2)(B)(i) of the Code, at the time of the Grantee’s separation from service, then, to the extent required under Section 409A, any amounts that would otherwise be payable upon the Grantee’s separation from service, shall instead be delivered (and, in the case of the dividend equivalents paid) on the date determined by the Committee within the thirty (30) day period following the earlier of (x) the first business day of the seventh month following the date of Grantee’s separation from service or (y) the date of the Grantee’s death. Each issuance and payment under this Award is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

This Agreement has been executed by the Company and Grantee as of the Grant Date.

CHAMBERS STREET PROPERTIES	GRANTEE

By:
Name:	Name:
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